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                                                                    Exhibit 99.1

ATLAS CORPORATION                                         NEWS RELEASE
370 Seventeenth Street, Suite 3010                        NASDAQ BULLETIN BOARD
Denver, CO 80202                                          OTC: ATSP


                      ATLAS CORPORATION RECEIVES APPROVAL
                        FOR ITS PLAN OF REORGANIZATION
            -------------------------------------------------------

DENVER, COLORADO - December 20, 1999 - Atlas Corporation announced today that its plan of reorganization (the "Plan") has been approved by the creditors and confirmed by the U.S. Bankruptcy Court, District of Colorado. The Plan will be effective January 10, 2000 (the "Effective Date").

Terms of the Plan call for existing shareholders to retain 15% of the reorganized Atlas with the remaining 85% to be divided among pre-petition creditors (the "Creditors") and other parties in interest to the Plan. All interests of shareholders currently holding less than 1,000 shares shall be voided on the Effective Date and the remaining outstanding shares will be split 1 for 30, also on the Effective Date. All Atlas Corporation warrants will also be voided on the Effective Date. The Company projects that there will be approximately 6,000,000 shares outstanding after the reorganization.

Other terms of the Plan call for certain non-operating assets of the Company to be sold over the next two to three years with the proceeds to be divided between the reorganized Atlas and the Creditors. The majority of the Company's pre-petition liabilities will be satisfied under the Plan including any future responsibility for reclamation of the Moab, Utah uranium tailings site. The principal remaining asset of the Company will be its wholly owned subsidiary, Arisur Inc., which mines lead, zinc and silver in Bolivia, South America.

Gregg Shafter, President of Atlas Corporation, stated that "it is extremely gratifying to have successfully achieved our goal of reorganization and to have the opportunity to create value for the shareholders of the reorganized company."


FOR FURTHER INFORMATION CONTACT:
James R. Jensen
Chief Financial Officer
(303) 629-2440